Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

July 16, 2014

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

Re:	NextEra Energy Partners, 2014 Long Term Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with its filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) on the date hereof, relating to the registration with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,300,000 common units representing limited partner interests of the Partnership (the “Common Units”) issuable pursuant to the NextEra Energy Partners, LP 2014 Long Term Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement in the form to be filed with the Commission on the date hereof; (ii) the Plan; (iii) the Restated Certificate of Formation of the Partnership, as amended to date and currently in effect; (iv) the First Amended and Restated Agreement of Limited Partnership, as amended to date and currently in effect; and (v) certain resolutions of the Board of Directors of the general partner of the Partnership relating to the approval of the Plan, the filing of the Registration Statement and certain related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Partnership and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Partnership, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Partnership and others and of public officials.

In rendering the opinion stated herein, we have also assumed that: (i) an appropriate account statement evidencing the Common Units credited to the recipient’s account maintained with the Partnership’s transfer agent has been issued by the Partnership’s transfer agent; (ii) the issuance of the Common Units will be properly recorded in the books and records of the Partnership; and (iii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto.

We do not express any opinion with respect to the law of any jurisdiction other than the Delaware Revised Uniform Limited Partnership Act and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

Based upon the foregoing and subject to the foregoing, we are of the opinion that the Common Units have been duly authorized by the Partnership and, when the Common Units are issued to the participants in accordance with the terms and conditions of the Plan and the applicable award agreement, the Common Units will be validly issued and holders of the Common Units will have no obligation to make payments or contributions to the Partnership or its creditors solely by reason of their ownership of the Common Units.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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